Exhibit (13)(b)

FUND ADMINISTRATION AND

ACCOUNTING SERVICES AGREEMENT

BETWEEN

JOHCM FUNDS TRUST

AND

THE NORTHERN TRUST COMPANY

FUND ADMINISTRATION AND

ACCOUNTING SERVICES AGREEMENT

AGREEMENT made as of July 14, 2021 (this “Agreement”) by and between JOHCM Funds Trust (the “Trust”), a business trust created under the laws of the Commonwealth of Massachusetts, on behalf of each of the series of the Trust listed on Schedule D hereto, as it may be amended from time to time (each, a “Fund” and, collectively, the “Funds”) and The Northern Trust Company (“Northern”), an Illinois corporation.

WITNESSETH:

WHEREAS, the Trust is a Massachusetts business trust and is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust wishes to retain Northern to provide certain fund accounting and administration services with respect to the Funds, and Northern is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.    APPOINTMENT. The Trust hereby appoints Northern to provide services as described hereinafter, for the Trust and on behalf of each of the Funds, for the period and on the terms set forth in this Agreement. Northern accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of and Schedule A to this Agreement.

2.	REPRESENTATIONS AND WARRANTIES.

(a)

Northern represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement unless otherwise promptly notified to the Trust, that:

(i)	Northern is a corporation, duly organized and existing under the laws of the State of Illinois;

(ii)	Northern is duly qualified to carry on its business in the State of Illinois;

(iii)	Northern is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

(iv)	All requisite corporate proceedings have been taken to authorize Northern to enter into and perform this Agreement;

(v)	Northern has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(vi)	no legal or administrative proceedings have been instituted or threatened which would materially impair Northern’s ability to perform its duties and obligations under this Agreement; and

(vii)	Northern’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Northern or any law or regulation applicable to Northern.

(b)

The Trust represents and warrants to Northern, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement unless otherwise promptly notified to Northern, that:

(i)	the Trust is a business trust, duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts;

(ii)	the Trust is an investment company properly registered under the 1940 Act;

(iii)	the Trust has the power under applicable laws and by its organizational documents to enter into and perform this Agreement;

(iv)	all requisite actions have been taken by the Trust to authorize the Trust to enter into and perform this Agreement;

(v)	no legal or administrative proceedings have been instituted or threatened which would impact the Trust’s ability to perform its duties and obligations under this Agreement; and

(vi)	the Trust’s execution of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it.

3.    DELIVERY OF DOCUMENTS. The Funds will promptly furnish to Northern such copies, properly certified or authenticated, of contracts, documents and other related information that Northern may reasonably request or require to properly discharge its duties. Such documents may include but are not limited to the following:

(a)	actions of or on behalf of a Fund authorizing the appointment of Northern as contemplated hereunder and approving this Agreement;

(b)	the Trust’s governing documents, including its By-Laws and Declaration of Trust, each as may be amended or restated from time to time;

(c)

the Trust’s currently effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act and the Prospectus and Statement of Additional Information relating to each Fund and all amendments and supplements thereto as in effect from time to time;

(d)	opinions of counsel, if any are required in connection with providing services pursuant to this Agreement, and auditors’ reports; and

(e)

such other agreements, certificates and documents as the Funds may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements as may be necessary for Northern to perform its duties and obligations under this Agreement.

4.	SERVICES PROVIDED.

(a)

Northern will provide the following services subject to the control, direction and supervision of the Trust or its designee and in compliance with the procedures which may be established from time to time between the Trust and Northern; and all reasonable resolutions of the Board of Trustees of the Trust (the “Board of Trustees”) and reasonable policies adopted by the Trust:

(i)	Fund Administration, and

(ii)	Fund Accounting.

A general description of each of the above services is contained in Schedules B and C, respectively, to this Agreement.

(b)

Northern will also keep records relating to the services contemplated herein in such form and manner as Northern may deem appropriate or advisable in compliance with applicable law, including Section 31 of the 1940 Act and the rules thereunder and other requirements of the 1940 Act applicable to the Trust. Northern agrees that all such records prepared or maintained by Northern relating to the services provided hereunder are the property of the Funds and will be preserved and maintained by Northern and will be made available upon request of the Fund to which such records relate.

5.	FEES AND EXPENSES.

(a)

As compensation for the services rendered to the Funds pursuant to this Agreement, the Trust shall cause to be paid to Northern monthly fees determined as identified in Schedule A (Fee Schedule) with respect to the services provided hereunder. Such fees are to be billed monthly and shall be due and payable within thirty (30) days following receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full month period and shall be payable upon the date of such termination.

(b)

For the purpose of determining fees calculated as a function of a Fund’s assets, the value of a Fund’s assets and net assets shall be computed as required by its Prospectus, generally accepted accounting principles, and resolutions of the Trust’s Board of Trustees.

(c)

The Trust may request additional services, additional processing, or special reports which are not contemplated in this Agreement, and will provide such specifications and requirements documentation as may be reasonably required by Northern. If Northern elects to provide such services or arranges for such services to be provided, it shall be entitled to additional fees and expenses at such rates and charges as agreed upon in writing by the parties.

(d)

Northern will bear its own expenses in connection with the performance of the services under this Agreement, except as provided herein or as agreed to by the parties in writing. The Funds agree to promptly reimburse Northern for reasonable out-of-pocket expenses incurred for any services, equipment or supplies ordered by or for a Fund through Northern and for any other out-of-pocket expenses that Northern may incur on the Fund’s behalf at the Fund’s request or as consented to by the Fund. Such out-of-pocket expenses to be incurred in the operation of the Funds and to be borne by the Funds may include: taxes and interest; third-party processing service expenses and related fees; postage and mailing costs; costs of share certificates; charges and expenses of pricing and data services; consulting fees; customary bank charges and fees; costs of maintenance of trust existence; and, if required, expenses of typesetting and printing of shareholder documents and for distribution of the foregoing to current and prospective members of the Funds; expenses of printing and production costs of shareholder reports; costs and expenses of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with shareholder meetings; reprocessing costs to Northern caused by third party errors (other than errors caused by third parties engaged by Northern to assist it in performing its duties under this Agreement); and any extraordinary Fund expenses and other customary Fund expenses. In addition, Northern may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services in connection with determining the net asset values of the Funds. Each Fund will reimburse Northern for such Fund’s share of the cost of such services based upon the actual usage by the Fund, relative to the corresponding actual costs, of the services for the benefit of the Fund.

(e)

All fees, out-of-pocket expenses and additional charges of Northern shall be billed on a monthly basis and shall be due and payable within thirty (30) days following receipt of the invoice. Upon request, Northern shall itemize all out-of-pocket expenses charged to the Funds and provide additional detail regarding such expenses.

(f)

In the event that the Fund is more than sixty (60) days’ delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Fund), this Agreement may be terminated upon thirty (30) days’ written notice to the Fund by Northern. The Fund must notify Northern in writing of any contested amounts within forty-five (45) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

6.	DUTIES, RESPONSIBILITIES AND LIMITATION OF LIABILITY.

(a)

Northern shall be responsible hereunder for the performance of only such duties as are set forth in this Agreement. In the performance of its duties hereunder, Northern shall be obligated, as applicable, to exercise the due care and diligence of a professional fund administrator, and fund accountant in providing the services called for in this Agreement, including the services referenced in Section 4 of this Agreement, and in all events shall act in good faith in performing the services provided for under this Agreement.

(b)

Northern shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss or expense directly caused by or resulting from willful misconduct, bad faith, or negligence on Northern’s part or from reckless disregard by Northern of the obligations and duties specifically set forth in this Agreement (collectively, “Disabling Conduct”). Northern shall not be liable for any special, indirect, incidental or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement.

(c)

Subject to Sections 6(a) and 6(b) above, Northern shall not be responsible for, and the Trust and the Funds shall indemnify and hold Northern, its directors, officers, employees or agents (the “Indemnitees”) harmless from and against, any and all losses, damages, costs, reasonable attorneys’ fees and expenses, payments, expenses and liabilities that may be imposed on, incurred by or asserted against any of the Indemnitees in connection with or arising out of:

(i)

Northern’s performance of the services in accordance with the terms of this Agreement and any and all actions of Northern or its officers, employees or agents required to be taken pursuant to this Agreement, except to the extent that a loss or expense is directly caused by or resulting from Northern’s Disabling Conduct;

(ii)

the reliance on or use by Northern or its officers, employees or agents of information, records or documents which are received by Northern or its officers, employees or agents and furnished to them by or on behalf of the Trust or any Fund, and which have been prepared or maintained by the Trust or any Fund, or any third party on behalf of the Trust or any Fund;

(iii)	the Trust’s refusal or failure to comply with the terms of this Agreement or the Trust’s lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

(iv)	the breach of any representation or warranty of the Trust hereunder;

(v)

the reliance on or the carrying out by Northern or its officers, employees or agents of any Authorized Instructions, notices or other communications, including electronic transmissions, from the Trust and its custodian, officers and members, agents and other service providers which Northern reasonably believes to be genuine, valid and authorized, including, without limitation, any instructions reasonably believed to be given by a duly authorized person of the Trust or recognition by Northern of any certificates representing member interests (if any) which are reasonably believed to bear the signatures of the officers of the Trust and the countersignature of any transfer agent or registrar of the Trust;

(vi)

any delays, inaccuracies, incompleteness of, errors in or omissions from information or data provided to Northern by data, corporate action or pricing services or securities brokers and dealers; provided that if Northern selected such service provider or securities broker or dealer, Northern shall have exercised reasonable care in selecting the same;

(vii)

the offer or sale of securities by a Fund in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state;

(viii)

any failure of the Trust’s offering documents to comply with applicable laws, or any untrue statement therein of a material fact or omission of a material fact necessary to make any statement therein not misleading, except for any such statement or omission based on and accurately reflecting information supplied by Northern for inclusion in the Trust’s offering documents;

(ix)

the failure of the Trust to comply with applicable securities, tax, commodities and other laws, rules and regulations, except to the extent that such failure to comply is directly caused by or resulting from Northern’s Disabling Conduct; and

(x)

all actions, inactions, omissions, or errors caused by or resulting from the willful misfeasance, bad faith or negligence of third parties to whom Northern or the Trust has assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Trust, provided that each of such third parties was chosen by the Trust.

(d)

Northern shall indemnify and hold the Trust, the Funds, and their directors, officers and employees harmless from and against, any and all losses, damages, costs, reasonable attorneys’ fees and expenses, payments, expenses and liabilities that may be imposed on, incurred by or asserted against the Trust or any Fund directly caused by or resulting from any action or failure or omission to act by Northern or the Indemnitees, as a result of Northern’s Disabling Conduct, except to the extent that a loss or expense is directly caused by or resulting from the Trust’s or a Fund’s willful misconduct, bad faith, negligence or reckless disregard by the Trust or a Fund of their obligations and duties specifically set forth in this Agreement.

(e)	The indemnifications contained hereunder shall survive the termination of this Agreement.

(f)

Northern may, at the expense of the Trust, in connection with matters arising under this Agreement as a result of an instruction, request or information provided by the Trust, obtain the advice and opinion for the professional advisors to the Trust or its own professional advisors and Northern shall be entitled to reasonably rely on the advice or opinion of such professional advisors and, subject to Section 6(b) above, Northern shall not be liable for any loss suffered by any Fund as a result of any act taken by Northern in reasonable reliance upon such advice.

(g)

Northern is not, and nor shall be, responsible for the management of the investments or any other assets of the Funds. Consequently, Northern is not, nor shall be, liable to a Fund or any other person for any loss or damage suffered by any such person as a result of any breach of investment policies, objectives, guidelines and/or restrictions applicable in respect of any Fund. Without prejudice to the foregoing, any procedures implemented by Northern to monitor or test compliance by a Fund with its investment policies, objectives, guidelines and/or restrictions shall not be relied upon by any Fund or any other person.

(h)

In calculating the net asset value of a Fund, Northern shall not be liable for any loss suffered by any Fund by reason of any error resulting from any inaccuracy in the information provided by any pricing service retained by Northern as approved by the Trust. Northern shall use commercially reasonable efforts to confirm with third parties pricing information supplied by the Fund or any connected person thereof (including a connected person which is a broker, market maker or other intermediary) or its delegates. However, in certain circumstances it may not be possible or practicable for Northern to verify such information and in such circumstances Northern shall not be deemed to be negligent, fraudulent or in willful default of its obligations hereunder and shall not be liable for any loss suffered by a Fund or any other person by reason of any error in the calculation of the net asset value of a Fund resulting from any inaccuracy in the information provided by any Fund or its delegates in the absence of Disabling Conduct on the part of Northern. In circumstances where Northern is directed by a Fund to use particular pricing services, brokers, market makers or other intermediaries, Northern shall not be liable for any loss suffered by any Fund or any other person by reason of error in the calculation of the net asset value of a Fund resulting from any inaccuracy in the information provided by such pricing services, brokers, market makers or other intermediaries.

7.	AUTHORIZED INSTRUCTIONS

(a)

Where Northern is required under this Agreement (or otherwise agrees) to act on instructions from a Fund, or any party authorized by a Fund, Northern shall do so upon receipt of Authorized Instructions which may be standing Authorized Instructions. Any Authorized Instructions given to Northern shall bind the applicable Fund(s).

(b)

In acting on any Authorized Instructions, Northern is entitled to assume that (i) the Authorized Person providing such Authorized Instructions has complied with any relevant obligations set out in any governing documents of the Fund, and (b) such Authorized Instruction is in accordance with applicable law. Northern is under no obligation to review the propriety or legality of any Authorized Instructions received by it.

(c)

The Trust acknowledges that the Authorized Persons are authorized to give Authorized Instructions to Northern on behalf of the applicable Fund for the purposes of this Agreement and Northern is entitled to rely on the authenticity of the signatures and Authorized Instructions given or purported to be given by a Fund’s Authorized Persons and Northern is not liable for any claim, damage, expense, loss or liability arising from such reasonable reliance. Such persons will continue to be Authorized Persons until such time as Northern receives Authorized Instructions from a Fund (or its agent) that any such person is no longer an Authorized Person.

(d)	Unless otherwise provided in this Agreement, an Authorized Instruction continues in full force and effect until specifically cancelled or superseded by a subsequent Authorized Instruction.

(e)

Notwithstanding any other provision of this Agreement, instructions, directions and other communications provided under this Agreement may be given to Northern by letter, telex, SWIFT or other electronic or electro-mechanical means (e.g. email) deemed acceptable by Northern, including the use of Northern’s Northern Trust Passport® applications, subject in each case, to such additional terms and conditions a Northern may require.

(f)

“Authorized Instructions” means instructions, directions or other communications given to Northern by an Authorized Person pursuant to the terms of this Agreement in respect of any of the matters referred to in this Agreement. In instances indicated in advance by the Trust, Northern may also act pursuant to telephonic instructions given by designated persons and such telephonic instructions shall be deemed to be “Authorized Instructions” within the meaning of this definition. Any instructions, directions or other communications given to Northern by telephone shall promptly thereafter be confirmed in writing, but Northern will incur no liability for the Fund’s failure, or the failure of an investment manager, to send such written confirmation or for the failure of any such written confirmation to conform to the telephonic instruction received by Northern.

(g)

“Authorized Person” means, in respect of any instruction or communication, any person who Northern reasonably believes in good faith to be authorized by the Trust or the applicable Fund to issue such instructions to Northern.

8.	CONFIDENTIALITY.

(a)

“Confidential Information” means any information, correspondence, data, documents, reports, projections, forecasts, statements, records and accounts, whether in written, pictorial, oral, computer printout and other forms, databases, computer programs, screen formats, screen designs, report formats, interactive design techniques, and other related information all of a confidential nature furnished to a party by the other party, for the purposes of this Agreement.

(b)

In connection with the performance of its obligations under this Agreement, each party may obtain certain Confidential Information of the other party and each party agrees that it shall use reasonable precautions in accordance with its established policies and procedures to keep such Confidential Information confidential; provided, however, that (i) a party may disclose Confidential Information with the other party’s prior written consent (such consent not to be unreasonably withheld) and (ii) any of such Confidential Information may be disclosed to the other party’s affiliates or to such other party’s or its affiliates’ directors, officers, employees, advisors or agents who need to know such information in order for such other party to be able to perform its duties under this Agreement (“Representatives”) (it being understood that such Representatives shall be informed of the confidential nature of such information and shall be directed to treat such information in accordance with the terms of this Agreement). The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its subcontractor or the Trust agent for purposes of providing services under this Agreement.

(c)

Other than as permitted herein, each party shall be permitted to disclose the Confidential Information to the extent, and only to such extent, required by law or regulation or requested by any governmental agency or other regulatory authority or in connection with any legal proceedings after (i) promptly notifying the other party of such requirement in order to provide such other party with the opportunity to pursue legal or other action to prevent the release of such Confidential Information and (ii) receiving permission for the disclosure from such other party. Notwithstanding the foregoing, notification to the other party shall not be required in the event that such disclosure is requested by a regulatory authority with supervisory authority over the disclosing party or is prohibited by applicable law or legal process.

(d)

For purposes of this Agreement, Confidential Information does not include: (i) information that is or becomes publicly available other than as a result of disclosure by either party or its Representatives in violation of this Agreement, (ii) was within a party’s possession prior to its being furnished pursuant hereto or becomes available on a non-confidential basis from a source other than either party or its Representatives, or (iii) was independently developed by the receiving party.

9.	TERM AND TERMINATION.

(a)	This Agreement shall become effective on the date first set forth above (the “Effective Date”) and shall continue in effect thereafter until terminated in accordance with the rest of this Section 9.

(b)	This Agreement may be terminated at any time by either party by providing the other party with at least ninety (90) days written notice of termination, specifying the date of such termination

(c)

Either of the parties hereto may terminate this Agreement immediately upon notice to the other party (the “defaulting party”) for “cause”. For purposes of this Agreement, “cause” shall mean (a) a material breach of this Agreement by the defaulting party that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; or (b) a receiver, receiver and manager, examiner or liquidator is appointed by the defaulting party, or the defaulting party makes any composition or arrangement with its creditors.

(d)

Upon the date set forth in such notice under Section 9(b) or Section 9(c), this Agreement shall terminate to the extent specified in such notice, and the Trust shall pay Northern such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later. In the event that the Trust serves notice of its intention to terminate the custody agreement in place between it and Northern or any affiliate of Northern with respect to any Fund, Northern may terminate this Agreement with respect to such Fund by notice in writing to the Trust, such termination to take effect on the same date as the termination of the aforementioned custody agreement.

10.    NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Trust:

JOHCM Funds Trust

53 State Street, 13th Floor

Boston, MA 02109

If to Northern:

The Northern Trust Company

50 LaSalle Street

Chicago, Illinois 60603

Attention: GFS Relationship Manager—JOHCM

11.    FORCE MAJEURE. Neither party shall be responsible or liable for any harm, loss or damage suffered by the other party, its shareholders, or other third parties or for any failure or delay in performance of the party’s obligations under this Agreement arising out of or caused by a Force Majeure, provided that with regard to Northern, Northern has implemented and maintains a business continuity plan that complies with applicable laws, rules and regulations and reasonable industry standards. In the event of a Force Majeure, any resulting harm, loss, damage, failure or delay by a party will not give the other party the right to terminate this Agreement. “Force Majeure” means any event beyond a party’s reasonable control (including errors or interruptions caused by the other party or third parties, any industrial, juridical, governmental, civil or military action, acts of terrorism, insurrection or revolution, nuclear fusion or, fission or radiation).

12.    ASSIGNABILITY. This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party, except that Northern may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with Northern upon reasonable notice to the Trust, and undertakes to provide information about any assignee that is responsive to any reasonable requests.

13.    NO THIRD PARTY BENEFICIARIES. Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than Northern and the Trust, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of Northern and the Trust. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

14.	MISCELLANEOUS.

(a)

Amendments. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

(b)

Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

(c)

Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to the term of any term of this Agreement. Any waiver must be in writing signed by the waiving party.

(d)

Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

(e)	Governing Law. This Agreement shall be construed and interpreted under and in accordance with the laws of the State of Illinois.

(f)

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail, shall be treated in all manner and respects as an original executed counterpart.

(g)	Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understanding between the parties relating to the subject matter hereof.

(h)

Personal Liability. The Trust and Northern agree that the obligations of the Trust/Funds under this Agreement shall not be binding upon or any member of the Board of Trustees or any shareholder, nominee, officer, employee or agent, whether past, present or future, of the Trust individually, but are binding only upon the assets and property of the Trust or of the appropriate Fund(s) thereof. The execution and delivery of this Agreement have been duly authorized by the Trust and signed by an authorized officer of the Trust, acting as such, but neither such authorization by the Trust or such execution and delivery by such officer shall be deemed to have been made by any member of the Board of Trustees or by any officer or shareholder of the Trust individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust or of the appropriate Fund(s) thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives duly authorized as of the day and year first above written.

JOHCM Funds Trust

By:	/s/ Jonathan Weitz
Name:	Jonathan Weitz
Title:	President

The undersigned, Mary Lomasney, does hereby certify that he/she is the duly elected, qualified and acting Secretary of JOHCM Funds Trust (the “Trust”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Trust with full power and authority to execute this Agreement on behalf of the Trust and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

/s/ Mary Lomasney
Secretary

THE NORTHERN TRUST COMPANY

By:	/s/ Scott Denning
Name:	Scott Denning
Title:	Senior Vice President

SCHEDULE A

FEE SCHEDULE

Fund Administration and Accounting

A.	For the services rendered under this Agreement, the Trust shall cause to be paid to Northern out of the assets of the Funds the fees defined on this Fee Schedule.

B.

For the purpose of determining fees calculated as a function of a Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its Prospectus, generally accepted accounting principles, and resolutions of the Trust’s Board of Directors/Trustees.

C.	Out-of-pocket expenses will be computed and billed by Northern and payable upon receipt by or on behalf of the Funds.

D.	Asset Based Charges for Fund Administration and Accounting

First $2.5 Billion	2.45	basis points per annum
Next $2.5 Billion	2.25	basis points per annum
Next $5 Billion	1.90	basis points per annum
Next $5 Billion	1.50	basis points per annum
Over $15 Billion	1.30	basis points per annum

E.	Other Fund Administration Charges – Statutory & Regulatory

Form N-Port – Equity Core Services	$7,500	per fund per annum
Form N-Port – Equity Premium Services	$8,250	per fund per annum
Form N-Port – Fixed Income, Core Services	$10,500	per fund per annum
Form N-Port – Fixed Income, Premium Services	$11,250	per fund per annum
Form N-LIQUID	$750	per fund per annum

SCHEDULE B

FUND ADMINISTRATION SERVICES

Northern shall provide the following services, in each case, subject to the direction of the Trust and in accordance with the policies and procedures established by the Trust:

Description of Administration Services on a Continuous Basis:

•	Maintain Board and regulatory filing calendars;

•	Provide an Assistant Secretary to the Trust;

•

Prepare for filing with the Securities and Exchange Commission (“SEC”) the following documents (as required): Form N-CEN, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP, Form N-CR, Form N-LIQUID and all amendments to the Registration Statements, including annual updates of the Prospectus(es) and Statements Additional Information for each Fund and any supplements thereto;

•	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of related payment, if necessary;

•	Work with vendor and adviser to prepare and file necessary blue sky filings as required by the laws of individual states and U.S. jurisdictions;

•

Obtain and maintain the Trust’s fidelity bond and directors and officers errors and omissions insurance policies at the expense of the Funds and coordinate the fidelity bond filing under Rule 17g-1 with the SEC;

•	Work with Fund counsel in the preparation and filing with the SEC of proxy statements;

•	Attend and assist in the conduct of shareholder meetings and prepare scripts for and minutes of such meetings;

•	Advise and consult with Trust management and the investment adviser on matters pertaining to new Fund launches or new share classes, and assist with the deregistration of a Fund/class when applicable;

•

Prepare and review with Fund counsel and Trust management the agenda, resolutions and notices for all requested Board of Trustees and Committee meetings, attend meetings as appropriate or requested, prepare minutes for Board and Committee meetings;

•

Maintain books and records for information under the control of or produced by Northern Trust for each Fund as required under Rule 31a-1 of the Investment Company Act of 1940, as amended (the “1940 Act”), and comply with SEC requirements in advance of and during examinations;

•

Assist each Fund in the production of documentation for routine regulatory examinations of the Trust and each Fund relative to Board and Committee meetings and filings described herein and work closely with the legal counsel in response to any non-routine regulatory matters;

•

Monitor each Fund’s status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended, and advise Trust management and the applicable investment adviser of any potential or actual violations;

•

Provide periodic testing of the Fund(s) requirements under the 1940 Act and limitations contained in the Registration Statements as may be mutually agreed upon, including compliance reporting to the designated Officer(s) of the Trust;

•	Compute tax basis provisions for both excise and income tax purposes;

•

Facilitate and support the preparation of the Trust’ federal and state tax returns (including Form 1120-RIC, Form 8613, and any applicable state returns) and extension requests by the Trust’s independent accountants, review the tax returns prepared by the Trust’s independent accountants for consistency with Northern’s tax provisions and knowledge of the Trust, and provide copies to the Trust’s Treasurer for review, execution and filing;

•

Prepare any supplemental tax information that is required at calendar year-end for mailing to shareholders or designated parties (including the ICI primary and secondary layouts sent to the broker dealer community);

•	Calculate annual minimum distribution calculations (income and capital gain) prior to their declaration;

•	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants and provide applicable fund information, as requested, and office facilities for audits as necessary;

•	Provide applicable fund information, as requested, in connection with audits and examinations by regulatory bodies;

•

Prepare the annual and semi-annual shareholder reports (not including any Shareholder Letters or Management’s Discussion of Fund Performance) for typesetting by a financial printer (and facilitate subsequent changes to the typeset drafts) and the quarterly schedules of investments;

•

Prepare for review by the designated Officer(s) of the Trust annual fund expense budgets, perform accrual analyses and roll forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust’s expenses and obtain authorization of accrual changes and expense payments;

•

Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculate in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management;

•	Provide sub-certifications in connection with the requirements of the Sarbanes-Oxley Act of 2002 with respect to services provided by Northern;

•	Provide Northern’s SOC 1 Reports to the Trust, when issued;

•	Provide Northern’s Compliance Program for Registered Fund Clients annually;

•	Provide the results of testing of the key controls of Northern’s Compliance Program for Registered Fund Clients quarterly; and

•	Coordinate the delivery of shareholder reports and prospectuses to current shareholders.

SCHEDULE C

FUND ACCOUNTING SERVICES

Northern shall provide the following services, in each case, subject to the direction of the Trust and in accordance with the policies and procedures established by the Trust:

Description of Accounting Services on a Continuous Basis:

•	Maintain the books and records for the Trust’s assets including records of all securities transactions;

•	Calculation of the Fund’s Net Asset Value per share utilizing prices obtained from mutually agreeable sources and transmitting valuation as required by the Trust and the investment adviser;

•	Execute Security Pricing in accordance with Trust’s pricing policy;

•	Reconcile positions, entitlements, accruals and cash with custody records and provide the investment adviser with the beginning cash balance available for investment purposes;

•	Calculate monthly SEC yield, as applicable, and transmit information as required by the investment adviser;

•	Verify and timely record investment buy/sell trade tickets when received from the investment adviser for the Fund;

•

Compute, as appropriate, and in consultation with the Trust’s auditors and tax advisors, the net income and capital gains and losses, dividend payables, dividend factors, yields and weighted average maturity;

•	Determine unrealized appreciation and depreciation on securities held by the Trust;

•	Amortize premiums and accrete discounts on securities purchased at a price other than face value as directed by the Trust;

•	Post Trust transactions to appropriate categories;

•	Accrue expenses as established in the expense budget of the Trust;

•

Determine the outstanding receivables and payables for all security trades, portfolio share transactions and income and expense accounts and distributions in accordance with the Trust policies and procedures;

•

Coordinate with the Trust’s independent auditors and provide accounting reports in connection with the Trust’s regular annual audit and other routine audits and examinations by regulatory agencies; and

•	Maintain historical tax lots for each security.

SCHEDULE D

FUND LIST

JOHCM EMERGING MARKETS OPPORTUNITIES FUND

JOHCM GLOBAL SELECT FUND

JOHCM INTERNATIONAL SELECT FUND

JOHCM EMERGING MARKETS SMALL MID CAP EQUITY FUND

JOHCM INTERNATIONAL OPPORTUNITIES FUND

JOHCM GLOBAL INCOME BUILDER FUND

JOHCM CREDIT INCOME FUND

REGNAN GLOBAL EQUITY IMPACT SOLUTIONS

TSW EMERGING MARKETS FUND

TSW HIGH YIELD BOND FUND

TSW LARGE CAP VALUE FUND